Exhibit 5(a)


                          UniSource Energy Corporation
                       UniSource Energy Tower, Suite 1820
                            One South Church Avenue
                             Tucson, Arizona 85701

Vincent Nitido, Jr.
Vice President, General Counsel and
Chief Administrative Officer


                                February 21, 2003




UniSource Energy Corporation
220 West Sixth Street
Tucson, Arizona  85701


Ladies and Gentlemen:

     I am Vice President and General Counsel of UniSource Energy Corporation, an Arizona corporation (the "Company"), and have acted as such in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 4,000,000 shares (the "Shares") of the Company's Common Stock, without par value ("Common Stock") to be issued and sold by the Company from time to time. The Common Stock will be issued and sold together with the attached Preferred Share Purchase Rights (the "Rights"), in accordance with the Rights Agreement, dated as of March 5, 1999 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent.

     Subject to the qualifications hereinafter expressed, I am of the opinion that:

     1. The company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

     2. When the Shares are issued and delivered as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and non assessable and the Rights will be legally issued.

     It is also my opinion that Section 10-629 of the Arizona Business Corporation Act permits Arizona corporations to enter into shareholder rights plans, such as the Rights Agreement, and to issue rights thereunder, such as the Rights. However, I am not aware of any court decisions applying Arizona law that address the validity of actions taken by the board of directors of an Arizona corporation in authorizing a shareholder rights plan or the issuance of rights thereunder.

     In my view, it is reasonable to assume, and I do assume, that a court applying the law of the State of Arizona, when presented with questions

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concerning matters such as the authorization and issuance of the Rights, after giving effect to the "business judgment rule" under Arizona statutory and case law, most likely would look to and apply the corporation law of the State of Delaware. Accordingly, my opinion relating to the legal issuance of the Rights is based, in part, upon such assumption.

     For purposes of the opinions set forth above, I have assumed that the Shares and the Rights will be issued and sold in compliance with the due authorization of the Company's Board of Directors or a duly authorized committee thereof.

     As a member of the bar of the State of Arizona, I do not hold myself out as an expert of the laws of other states.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5(a) to the Registration Statement and the use of my name, as counsel, therein. In giving the foregoing consent, I do not thereby admit that I belong to the category of persons whose consent is required under
Section 7 of the Act, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         /s/ Vincent Nitido, Jr., Esq.

                                         Vincent Nitido, Jr., Esq.
                                         Vice President and General Counsel